Exhibit 10.34

AMERICAN SHARED HOSPITAL SERVICES

INCENTIVE COMPENSATION PLAN

PERFORMANCE SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is made as of the date set forth in Schedule A hereto (the “Grant Date”) by and between American Shared Hospital Services, a California corporation (the “Corporation”), and the individual identified in Schedule A (the “Participant”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the American Shared Hospital Services Incentive Compensation Plan, as amended and restated effective June 25, 2021 (the “Plan”).

WHEREAS, the Board has duly adopted, and the stockholders of the Corporation have approved, the Plan, which authorizes the Corporation to grant to eligible individuals performance shares, which may be paid in (i) cash, (ii) shares of Common Stock or (iii) any combination of cash and shares of Common Stock; and

WHEREAS, the Board has determined that it is desirable and in the best interests of the Corporation and its stockholders to grant the Participant a certain number of performance shares in order to provide the Participant with an incentive to advance the interests of the Corporation, all according to the terms and conditions set forth herein and in the Plan.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto do hereby agree as follows:

1.	Grant of Performance Shares.

(a)    Subject to the terms of the Plan, the Corporation hereby grants to the Participant the number of performance shares (the “Performance Shares”) set forth in Schedule A, payment of which depends on the Corporation’s performance as set forth in this Agreement and in the Performance Goals attached hereto and incorporated herein by this reference approved by the Plan Administrator.

(b)    The Participant’s right to receive all or any portion of the Performance Shares will be contingent upon the achievement of the Performance Goals and Service vesting requirements (“Vesting Requirements”), in each case as set forth in Schedule B. The achievement of the Performance Goals will be measured during the performance period set forth in Schedule B (the “Performance Period”).

2.	Earning of Performance Shares.

(a)    Earning Calculation. If, upon the conclusion of the Performance Period, the applicable Performance Goals equals or exceeds the threshold level set forth in the performance matrix contained in the Performance Goals, and upon the applicable Vesting Requirements being satisfied, a proportionate number of the Performance Shares shall become earned for the applicable Performance Goals, as determined by mathematical interpolation and rounded down to the nearest whole share.

(b)    Modification. If the Plan Administrator determines that a change in the business, operations, corporate structure or capital structure of the Corporation, the manner in which it conducts business or other events or circumstances render the Performance Goals to be unsuitable, the Plan Administrator may modify such Performance Goals or the related levels of achievement, in whole or in part, as the Committee deems appropriate.

(c)    Conditions; Determination of Earned Award. Except as otherwise provided herein, the Participant’s right to receive any Performance Shares is contingent upon his or her remaining in the continuous employ of the Corporation or a Subsidiary through the end of the Vesting Period. For purposes of this Agreement, the continuous employ of the Participant shall not be considered interrupted or terminated in the case of transfers between locations of the Corporation and its Subsidiaries. Following the Performance Period, the Plan Administrator shall certify that the Performance Goals have been satisfied and shall determine the number of Performance Shares that shall have become earned hereunder upon the Vesting Requirements being satisfied.

(d)    Death; Disability; Change of Control. Notwithstanding the Vesting Requirements or any other provision contained herein or in the Plan, the Performance Shares shall immediately vest, prior to the completion of the Vesting Requirements upon the earlier to occur of the following: (i) termination of Participant’s Service as a result of the Participant’s death or Permanent Disability; and (ii) a Change in Control.

3.           Payment of Performance Shares. Payment of any Performance Shares that become earned as set forth herein will be made in the form of Common Stock, in cash, or in a combination of the two, as determined in the sole discretion of the Plan Administrator. Payment will be made as soon as practicable after the end of the applicable Performance Period, unless such payment is to be deferred for the period selected by the Participant in Schedule A in accordance with the applicable requirements of Code Section 409A. Payment will be made in all events within the short-term deferral period specified in Code Section 409A. Performance Shares will be forfeited if they are not earned at the end of the Performance Period or if the Vesting Requirements are not satisfied and, except as otherwise provided in this Agreement, if the Participant ceases to be employed by the Corporation or a Subsidiary at any time prior to such Performance Shares becoming earned.

4.	Withholding of Taxes.

(a)    Participant shall be liable for any and all federal, state, and local taxes applicable to Participant, including, without limitation, withholding taxes, Social Security and Medicare insurance contributions and payroll taxes, arising out of this grant of Performance Shares, the issuance of Common Stock as payment for earned Performance Shares hereunder or the payment of cash for earned Performance Shares. In the event that the Corporation is required to withhold taxes as a result of the grant of the Performance Shares, the issuance of Common Stock as payment for earned Performance Shares or the payment of cash for earned Performance Shares, Participant shall at the election of the Corporation, in its sole discretion, either (i) surrender a sufficient number of whole Common Stock, having a Fair Market Value per share of Common Stock on the date such Performance Shares become taxable equal to the amount of such taxes, or (ii) make a cash payment, as necessary to cover all applicable required withholding taxes and required Social Security and Medicare insurance contributions on the date such Performance Shares become taxable, unless the Corporation, in its sole discretion, has established alternative procedures for such payment. If the number of shares required to cover all applicable withholding taxes and required Social Security and Medicare insurance contributions includes a fractional share, then Participant shall deliver cash in lieu of such fractional share. All matters with respect to the total amount to be withheld shall be determined by the Corporation in its sole discretion.

(b)    Regardless of any action the Corporation takes with respect to any or all income tax, Social Security and Medicare insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him is and remains Participant’s responsibility and that the Corporation (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Performance Shares, including the grant of Performance Shares, the issuance of Common Stock as payment for earned Performance Shares, the payment of cash for earned Performance Shares or the subsequent sale of any Common Stock issued hereunder and receipt of any dividends; and (ii) do not commit to structure the terms or any aspect of this grant of Performance Shares to reduce or eliminate the Participant’s liability for Tax-Related Items. The Participant shall pay the Corporation any amount of Tax-Related Items that the Corporation may be required to withhold as a result of Participant’s participation in the Plan or Participant’s grant of Performance Shares, the Common Stock issued as payment for earned Performance Shares or the payment of cash for earned Performance Shares that cannot be satisfied by the means previously described above in Section 4(a). The Corporation may refuse to issue Common Stock as payment of earned Performance Shares related thereto if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

5.           Forfeiture and Right of Recoupment. Notwithstanding anything contained herein to the contrary, by accepting these Performance Shares, Participant understands and agrees that if (a) the Corporation is required to restate its consolidated financial statements because of material noncompliance due to irregularities with the federal securities laws, which restatement is due, in whole or in part, to the misconduct of Participant, or (b) it is determined that the Participant has otherwise engaged in misconduct (whether or not such misconduct is discovered by the Corporation prior to the termination of Participant’s employment), the Corporation may take such action with respect to the Performance Shares as the Corporation, in its sole discretion, deems necessary or appropriate and in the best interest of the Corporation and its stockholders. Such action may include, without limitation, causing the forfeiture of unearned Performance Shares, requiring the transfer of ownership back to the Corporation of Common Stock issued as payment for earned Performance Shares and still held by the Participant, cash received by the Participant as payment for earned Performance Shares and the recoupment of any proceeds from the sale of Common Stock issued as payment for Performance Shares earned pursuant to this Agreement. For purposes of this Section 5, “misconduct” shall mean a deliberate act or acts of dishonesty or misconduct which either (i) were intended to result in substantial personal enrichment to the Participant at the expense of the Corporation or (ii) have a material adverse effect on the Corporation. Any determination hereunder, including with respect to Participant’s misconduct, shall be made by the Board or its designee in its sole discretion. Notwithstanding any provisions herein to the contrary, Participant expressly acknowledges and agrees that the rights of the Corporation set forth in this Section 5 shall continue after Participant’s employment with the Corporation or its Subsidiary is terminated, whether termination is voluntary or involuntary, with or without cause, and shall be in addition to every other right or remedy at law or in equity that may otherwise be available to the Corporation.

6.           Cash Dividends. Cash dividends on the Performance Shares subject to Performance Goals and/or Vesting Requirements shall be sequestered by the Corporation from and after the Grant Date until such time as any of such Performance Shares become earned in accordance with this Agreement. To the extent that Performance Shares covered by this Agreement are forfeited, all of the dividends sequestered with respect to such Performance Shares shall also be forfeited. No interest shall be payable with respect to any such dividends.

7.            Non-Assignability. The Performance Shares and the Common Stock subject to this grant of Performance Shares are personal to the Participant and may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Participant until they become earned as provided in this Agreement; provided, however, that the Participant’s rights with respect to such Performance Shares and Common Stock may be transferred by will or pursuant to the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 under the 1934 Act). Any purported transfer or encumbrance in violation of the provisions of this Section 7, shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Performance Shares or Common Stock.

8.          Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Participant. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of Participant).

9.           Consent To Transfer Personal Data. By accepting these Performance Shares, Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 9. Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Participant’s ability to participate in the Plan. The Corporation and its Subsidiaries hold certain personal information about Participant, that may include Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock held in the Corporation, or details of any entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of implementing, managing and administering the Plan (“Data”). The Corporation and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Corporation and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Participant’s behalf by a broker or other third party with whom Participant or the Corporation may elect to deposit any shares of stock acquired pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Corporation; however, withdrawing consent may affect Participant’s ability to participate in the Plan.

10.         Electronic Delivery and Acceptance. The Corporation may, in its sole discretion, decide to deliver any documents or notices related to current or future participation in the Plan by electronic means. By accepting the Performance Shares, electronically or otherwise, Participant hereby consents to receive such documents or notices by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation, including the use of electronic signatures or click-through acceptance of terms and conditions or other electronic means such as an e-mail acknowledgement.

11.	Miscellaneous.

(a)    The Performance Shares granted pursuant to this Agreement are granted subject to the terms and conditions set forth in the Plan, a copy of which has been delivered to the Participant. All terms and conditions of the Plan, as may be amended from time to time, are hereby incorporated into this Agreement by reference and shall be deemed to be a part of this Agreement, without regard to whether such terms and conditions (including, for example, provisions relating to certain changes in capitalization of the Corporation) are otherwise set forth in this Agreement. In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

(b)    All decisions and interpretations made by the Board or its designee with regard to any question arising under the Plan or this Agreement shall be binding and conclusive on the Participant, the Participant’s estate, executor, administrator, beneficiaries, personal representative and guardian and the Corporation and its successors and assigns.

(c)    The grant of the Performance Shares is discretionary and no provision in this Agreement shall be considered to be an employment contract or a part of the Participant’s terms and conditions of employment, nor shall any provision be construed to confer upon the Participant the right to be employed or be retained in the employ by the Corporation or any Subsidiary, or to interfere in any way with the right and authority of the Corporation or any Subsidiary either to increase or decrease the compensation of the Participant at any time, or to terminate any employment or other relationship between the Participant and the Corporation or any Subsidiary.

(d)    This Agreement, and the terms and conditions of the Plan, shall bind, and inure to the benefit of the Participant, the Participant’s estate, executor, administrator, beneficiaries, personal representative and guardian and the Corporation and its successors and assigns.

(e)    This Agreement shall be governed by the laws of the State of California (but not including the choice of law rules thereof).

(f)    Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in California and the parties expressly consent to such venue. The parties consent to the personal jurisdiction of the courts located in California over them.

(g)    Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. The terms and conditions of this Agreement may not be modified, amended or waived, except by an instrument in writing signed by a duly authorized executive officer at the Corporation. Notwithstanding the foregoing, no amendment shall adversely affect the Participant’s rights under this Agreement without the Participant’s consent; provided, however, that the Corporation unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

(h)    Any notice hereunder by the Participant to the Corporation shall be in writing and shall be deemed duly given (i) if mailed or delivered to the Corporation at its principal office, addressed to the attention of Plan Administrator, (ii) if electronically delivered to the e-mail address, if any, for the Plan Administrator (iii) if so mailed, delivered or electronically delivered to such other address or e-mail address as the Corporation may hereafter designate by notice to the Participant. Any notice hereunder by the Corporation to the Participant shall be in writing and shall be deemed duly given (i) if mailed or delivered to the Participant at Participant’s address listed in the Corporation’s records, (ii) if electronically delivered to the e-mail address, if any, for Participant listed in the Corporation’s records or (iii) if so mailed, delivered or electronically delivered to such other address or e-mail address as the Participant may hereafter designate by written notice given to the Corporation.

(i)    If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

(j)    This Agreement, the Plan, any applicable severance plan or policy, and any Change-in-Control employment agreement between the Corporation and the Participant together constitute the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.

(k)    In the event that it is determined that the Participant was not eligible to receive this award of Performance Shares, the award of Performance Shares and this Agreement shall be null and void and of no further effect.

(l)    The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making recommendations regarding participation in the Plan, or Participant’s acquisition or sale of the underlying Common Stock. Participant should consult with Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to his or her Award(s).

(m)    Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates a contractual arrangement between the Corporation and Participant only and shall not be construed as creating a trust for the benefit of Participant. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Performance Shares, and rights no greater than the right to receive Common Stock, cash, or a combination thereof as a general unsecured creditor with respect to the Performance Shares, as and when settled pursuant to the terms hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, American Shared Hospital Services has caused this Agreement to be executed on its behalf by its duly authorized officer as of the date first above written.

AMERICAN SHARED HOSPITAL SERVICES

By:
Name:
Title:

Acceptance by the Participant:

By signing below, the Participant acknowledges acceptance of, and consents to be bound by, the Plan and this Agreement and any other rules, agreements or other terms and conditions incorporated herein by reference.

IF I FAIL TO ACKNOWLEDGE ACCEPTANCE OF THE AWARD WITHIN NINETY (90) DAYS OF THE DATE OF GRANT SET FORTH IN SCHEDULE A TO THIS AGREEMENT, THE CORPORATION MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED.

Participant Name:

[Signature Page to Performance Share Award Agreement]

SCHEDULE A

AWARD

Participant:

Grant Date:

Target Number of Performance Shares:

The actual number of shares of Common Stock that may become issuable pursuant to the Performance Shares subject to this Agreement will be determined in accordance with the Performance Goals and Vesting Requirements set forth in attached Schedule B.

Vesting Schedule:	Vesting Requirements. The Performance Shares will be subject to the Performance Goals and Vesting Requirements set forth in attached Schedule B .

Issuance Date:

The shares of Common Stock that actually vest and become issuable pursuant to the Performance Shares will be issued in accordance with the provisions of this Agreement applicable to the particular circumstances under which such vesting occurs.

[Schedule A]

SCHEDULE B

PERFORMANCE GOALS, VESTING REQUIREMENTS AND PERFORMANCE PERIOD

PERFORMANCE PERIOD

The measurement period for the Performance Shares shall be the [●] period beginning [●] and ending [●] (the “Performance Period”).

SERVICE VESTING REQUIREMENTS

The Vesting Requirements for the Performance Shares shall be [●].

PERFORMANCE GOALS

[Insert applicable Performance Objectives and the percentage of the Performance Shares that will vest upon attainment of each Performance Goals]

[Schedule B]